EXHIBIT (d)(20)

                                  FORWARD FUNDS
                        INVESTMENT SUB-ADVISORY AGREEMENT

This INVESTMENT SUB-ADVISORY AGREEMENT ("Agreement") effective as of September 1, 2008, is by and among Pacific Investment Management Company LLC (the "Sub-Advisor"), Forward Funds (the "Trust"), on behalf of the Accessor Intermediate Fixed-Income Fund, a series of the Trust (the "Fund"), and Forward Management, LLC (the "Advisor").

WHEREAS, the Trust is a Delaware statutory trust of the series type organized under an Amended and Restated Declaration of Trust dated as of June 9, 2005, as amended, and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end, diversified management investment company, and the Fund is a series of the Trust; and

WHEREAS, the Advisor has been retained by the Trust to provide investment advisory services to the Fund with regard to the Fund's investments, as further described in the Trust's registration statement on Form N-1A (the "Registration Statement") and pursuant to an Amended and Restated Investment Management
Agreement dated as of July 1, 2005, as amended ("Investment Management Agreement"); and

WHEREAS, the Trust's Board of Trustees (the "Trustees"), including a majority of the Trustees who are not "interested persons" as defined in the 1940 Act, and the Fund's shareholders to the extent required under applicable law and regulation have approved the appointment of the Sub-Advisor to perform certain investment advisory services for the Trust, on behalf of the Fund, pursuant to this Agreement and as described in the Registration Statement, and the Sub-Advisor is willing to perform such services for the Fund; and

WHEREAS, the Sub-Advisor is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act").

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the Advisor, the Trust and the Sub-Advisor as follows:

1. Appointment. The Trust and the Advisor hereby appoint the Sub-Advisor to perform advisory services to the Fund for the periods and on the terms set forth in this Agreement. The Sub-Advisor accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

2. Investment Advisory Duties. Subject to the supervision of the Trustees and the Advisor, the Sub-Advisor will, in coordination with the Advisor as described below: (a) provide a program of continuous investment management for the Fund;
(b) make investment decisions for the Fund; and (c) place orders to purchase and sell securities for the Fund in accordance with the Fund's investment objectives, policies and limitations as stated in the Fund's current Prospectus and Statement of Additional Information as provided to the Sub-Advisor by the Advisor, as they may be amended from time to time; provided, that the Advisor shall provide the Sub-Advisor reasonable advance notice of any change to such investment objectives, policies and limitations.

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The  Sub-Advisor  further  agrees that, in performing its duties  hereunder,  it will:

(a) with regard to its activities under this Agreement, use reasonable efforts to comply in all material respects with the applicable provisions of the 1940 Act, the Advisers Act, and all applicable rules and regulations thereunder, the U.S. Internal Revenue Code of 1986, as amended (the "Code"), and all other applicable federal and state laws and regulations, and with any applicable procedures adopted by the Trustees, as they may be amended from time to time, provided that written copies of such procedures and amendments thereto are provided to the Sub-Advisor by the Advisor;

(b) use reasonable efforts to manage the Fund so that it will qualify, and continue to qualify, as a regulated investment company under Subchapter M of the Code and regulations issued thereunder; provided, however, the Sub-Advisor shall not be responsible for the tax effect of any decisions made by or any actions taken by any person other than the Sub-Advisor;

(c) place orders pursuant to its investment determinations for the Fund, in accordance with applicable policies expressed in the Fund's Prospectus and/or Statement of Additional Information or otherwise established through written guidelines established by the Fund and provided to the Sub-Advisor by the Advisor, including without limitation, Section 4 hereof;

(d) furnish to the Trust and the Advisor whatever statistical information the Trust or the Advisor may reasonably request with respect to the Fund's assets or investments. In addition, the Sub-Advisor will keep the Trust, the Advisor and the Trustees informed of developments that the Sub-Advisor reasonably believes will materially affect the Fund's portfolio, and shall, on the Sub-Advisor's own initiative, furnish to the Trust from time to time whatever information the Sub-Advisor believes appropriate for this purpose;

(e) make available to the Fund's administrator (the "Administrator"), the Advisor and the Trust, promptly upon their request, such copies of its investment records and ledgers with respect to the Fund as may reasonably be required to assist the Advisor, the Administrator and the Trust in their compliance with applicable laws and regulations. The Sub-Advisor will furnish the Trustees, the Administrator, the Advisor and the Trust with such periodic and special reports regarding the Fund as they may reasonably request;

(f) meet periodically with the Advisor and the Trustees, in person or by teleconference, to explain its investment management activities, and any reports related to the Fund as may reasonably be requested by the Advisor and/or the Trust;

(g) as soon as reasonably practicable notify the Advisor, in writing, of the receipt of any notice of a class action proceeding related to the Fund or any other action or proceeding in which the Advisor or the Fund may be entitled to participate as a result of the Fund's securities holdings. The Sub-Advisor shall have no responsibility for filing claims on behalf of the Advisor or the Trust with respect to any such actions. The Sub-Advisor's responsibility with respect to such matters shall be to comply with the foregoing notification obligations and to cooperate with the Advisor and the Trust in making such filings, which shall include providing any relevant information regarding the Fund's securities holdings to the Advisor;

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(h) to monitor the assets of the Fund and to use commercially reasonable efforts to notify the Advisor or its designee on any day that the Sub-Advisor determines that a significant event has occurred with respect to one or more securities held in the Fund which would materially affect the value of such securities. As requested by the Advisor or the Trustees, the Sub-Advisor hereby agrees to
provide  additional   reasonable   assistance  to  the  Advisor,   custodian  or
recordkeeping agent for the Fund so that the Trust can value the assets of the Fund held in the portfolio. Such assistance may include assistance with the Trust's fair value pricing of portfolio securities, as requested by the Advisor. The Sub-Advisor agrees that it will act, at all times, in accordance with the
Sub-Advisor's  Pricing  Policy.   Notwithstanding  the  foregoing,  the  Advisor
acknowledges and agrees that the Sub-Advisor is not a pricing vendor for the Funds and does not have responsibility for determining the market value of any asset in the Funds;

(i) provide reasonable assistance to the Advisor, the Fund, and any of its or their trustees, directors, officers, and/or employees in the Fund complying with the provisions of the Sarbanes-Oxley Act of 2002 to the extent such provisions relate to the services to be provided by, and obligations of, the Sub-Advisor hereunder. Specifically, and without limitation to the foregoing, the
Sub-Advisor agrees to provide reasonable certifications to the principal executive and financial officers of the Fund that correspond to the drafting and/or filing of the Fund's Form N-CSRs. N-Qs, N-SARs, shareholder reports, financial statements, and other disclosure documents or regulatory filings, in such form and content as the Advisor and the Sub-Advisor shall agree from time to time;

(j) provide reasonable assistance to the Fund, and accordingly, the Trust's Chief Compliance Officer ("CCO") in the Fund complying with Rule 38a-1 under the 1940 Act. Specifically, the Sub-Advisor represents and warrants that it shall maintain a compliance program in accordance with the requirements of Rule
206(4)-7 under the Advisers Act, and shall provide the CCO with reasonable access to information regarding the Sub-Advisor's compliance program, which access shall include on-site visits with the Sub-Advisor as may be reasonably requested from time to time. In connection with the periodic review and annual report required to be prepared by the CCO pursuant to Rule 38a-1, the Sub-Advisor agrees to provide reasonable certifications as may be reasonably requested by the CCO related to the design and implementation of the Sub-Advisor's compliance program;

(k) provide assistance as may be reasonably requested by the Advisor in connection with compliance by the Fund with any current or future legal and regulatory requirements applicable to the Fund related to the services provided by the Sub-Advisor hereunder;

(l) as soon as reasonably practicable notify the Advisor and the Trust to the extent required by applicable law in the event that the Sub-Advisor or any of its affiliates: (1) becomes aware that it is subject to a statutory disqualification that prevents the Sub-Advisor from serving as an investment advisor pursuant to this Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the Securities and Exchange Commission ("SEC") or other regulatory authority. The Sub-Advisor further agrees to notify the Trust and the Advisor immediately of any material fact known to the Sub-Advisor respecting or relating to the Sub-Advisor that would make any written information previously provided to the Advisor or the Trust materially inaccurate or incomplete or if any such written information becomes untrue in any material respect;

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(m) as soon as  reasonably  practicable  notify the Advisor and the Trust if the
Sub-Advisor suffers a material adverse change in its business that would materially impair its ability to perform its relevant duties for the Fund;

(n) use no inside information that may be in its possession in making investment decisions for the Fund consistent with applicable law;

(o) use commercially reasonable efforts in rendering the advice and services contemplated by this Agreement; and

(p) notwithstanding any other provisions to the contrary, the Sub-Advisor shall have no obligation to perform the following services or to have employees of the Sub-Advisor perform the following roles, as applicable: (a) shareholder services or other support functions, such as responding to shareholders' questions about the Fund or its investments or strategies; (b) providing employees of the Sub-Advisor to serve as officers of the Trust; or (c) providing employees of the Sub-Advisor to serve as the Trust's Chief Compliance Officer and associated staff.

3. Investment Authority. The Sub-Advisor's investment authority shall include, to the extent permitted under Section 2 hereof, the authority to purchase, sell, and cover open positions, and generally to deal in securities, swaps (including but not limited to interest rate swaps and credit default swaps), financial futures contracts and options thereon, currency transactions, and other derivatives and investment instruments and techniques as may be permitted for use by the Fund and consistent with the Registration Statement.

The Sub-Advisor may: (i) open and maintain brokerage accounts for financial futures and options and securities (such accounts hereinafter referred to as "Brokerage Accounts") on behalf of and in the name of the Fund; (ii) execute for and on behalf of the Brokerage Accounts, standard customer agreements with a broker or brokers; and (iii) acknowledge the receipt of brokers' risk disclosure statements, electronic trading disclosure statements and similar disclosures. The Sub-Advisor may, using such of the securities and other property in the Brokerage Accounts as the Sub-Advisor deems necessary or desirable, direct the custodian to deposit on behalf of the Fund, original and maintenance brokerage deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Sub-Advisor deems desirable or appropriate.

4. Investment Guidelines. In addition to the information to be provided to the Sub-Advisor under Section 2 hereof, the Trust or the Advisor shall supply the Sub-Advisor with such other information as the Sub-Advisor shall reasonably request concerning the Fund's investment policies, restrictions, limitations, tax position, liquidity requirements and other information useful in managing the Fund's investments.

5. Representations, Warranties and Covenants of the Trust, Advisor and Sub-Advisor. The Trust represents and warrants to the Sub-Advisor that: (i) the retention of the Sub-Advisor as contemplated by this Agreement is authorized by the respective governing documents of the Fund; (ii) the execution, delivery and performance of this Agreement does not violate any obligation by which either the Fund or its property is bound, whether arising by contract,

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operation of law or otherwise; and (iii) this Agreement has been duly authorized by appropriate action of the Fund and when executed and delivered by the Advisor, on behalf of the Fund (and assuming due execution and delivery by the Sub-Advisor), will be the legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law).

The Advisor represents and warrants to the Sub-Advisor that: (i) the execution, delivery and performance of this Agreement does not violate any obligation by which it or its property is bound, whether arising by contract, operation of law or otherwise; and (ii) this Agreement has been duly authorized by appropriate action of the Advisor and when executed and delivered by the Advisor (and assuming due execution and delivery by the Sub-Advisor) will be the legal, valid and binding obligation of the Advisor, enforceable against the Advisor in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law).

The Trust and the Advisor represent and warrant to the Sub-Advisor that: (i) the Fund is a "qualified institutional buyer" ("QIB") as defined in Rule 144A under the Securities Act of 1933, as amended, and the Advisor will promptly notify the Sub-Advisor if the Fund ceases to be a QIB; (ii) the Fund is a "qualified eligible person" ("QEP") as defined in Commodity Futures Trading Commission Rule
4.7 ("CFTC Rule 4.7"), and the Advisor will promptly notify the Sub-Advisor if the Fund ceases to be a QEP, and hereby consents for the Fund to be treated as an "exempt account" under CFTC Rule 4.7; and (iii) the assets of the Fund are free from all liens and charges, and the Advisor undertakes that no liens or charges will arise from the acts or omissions of the Advisor which may prevent the Sub-Advisor from giving a first priority lien or charge on the assets solely in connection with the Sub-Advisor's authority to direct the deposit of margin or collateral to the extent necessary to meet the obligations of the Fund with respect to any investments made for the Fund.

The Sub-Advisor represents and warrants to the Advisor and the Trust that: (i) it is authorized to perform the services hereunder; (ii) the execution, delivery and performance of this Agreement does not violate any obligation by which the Sub-Advisor or its property is bound, whether arising by contract, operation of law or otherwise; (iii) this Agreement has been duly authorized by appropriate action of the Sub-Advisor and when executed and delivered by the Sub-Advisor (and assuming due execution and delivery by the Advisor and the Trust) will be the legal, valid and binding obligation of the Sub-Advisor, enforceable against the Sub-Advisor in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law); (iv) it is registered as an investment advisor with the SEC; and (v) it is not barred by operation of law, or any rule, or order of the SEC or any other regulatory body from acting as an investment advisor.

The Sub-Advisor may delegate portfolio management and administrative duties to its affiliates and may share such information as necessary to accomplish these purposes. Additionally, the Sub-Advisor will have the ability to delegate back office services to State Street Investment

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

Manager Solutions, LLC. In all cases, the Sub-Advisor shall remain liable as if such services were provided directly. No additional fees shall be imposed for such services except as otherwise agreed.

6. Use of Securities Brokers and Dealers. In placing purchase and sale orders for the Fund with brokers or dealers, the Sub-Advisor will attempt to obtain "best execution" of such orders. Whenever the Sub-Advisor places orders, or directs the placement of orders, for the purchase or sale of portfolio securities on behalf of the Fund, in selecting brokers or dealers to execute such orders, the Sub-Advisor is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services that enhance the Sub-Advisor's research and portfolio management capability generally. It is further understood in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended, that the Sub-Advisor may negotiate with and assign to a broker a commission that may exceed the commission that another broker would have charged for effecting the transaction if the Sub-Advisor determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker, viewed in terms of the Sub-Advisor's overall responsibilities to the Sub-Advisor's discretionary accounts (the "Section 28(e) Actions"); provided, however, that Sub-Advisor's ability to engage in Section 28(e) Actions shall be subject to review by the Trustees from time to time, and if such Trustees reasonably determine that the Fund does not benefit, directly or indirectly, from such Section 28(e) Actions, Advisor shall inform the Sub-Advisor in writing that the Sub-Advisor shall be prohibited from engaging in the same.

Unless otherwise directed by the Trust or the Advisor in writing, the Sub-Advisor may utilize the service of whatever securities brokerage firm or firms it deems appropriate to the extent that such firms are competitive with respect to price of services and execution, and so long as the Sub-Advisor complies with the "best execution" practices described above and applicable law and regulation.

7. Compensation. The Trust agrees to pay a Fee to the Sub-Advisor for the Fund assets managed by the Sub-Advisor, calculated as set forth in Exhibit A attached hereto and incorporated by reference herein. The Sub-Advisor acknowledges that the fee is payable solely out of the assets of the Fund.

The Fee shall be computed and accrued daily and paid monthly in arrears based on the average daily net asset value of the Fund as determined according to the manner provided in the then-current prospectus of the Fund.

The Advisor shall provide to the Sub-Advisor, promptly following request therefor, all information reasonably requested by the Sub-Advisor to support the calculation of the Fee and shall permit the Sub-Advisor or its agents, upon reasonable notice and at reasonable times to inspect the books and records of the Fund pertaining to such calculation.

8. Expenses. The Sub-Advisor will not be required to pay any expenses of the Fund except as expressly set forth in this Section 8. The Sub-Advisor will pay the cost of maintaining the staff and personnel necessary for it to perform its obligations under this Agreement, the expenses of office rent, telephone, telecommunications and other facilities it is obligated to provide in

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order to perform the  services  specified  in Section 2, and any other  expenses incurred by the Sub-Advisor in the performance of its duties hereunder. Notwithstanding the foregoing, the Sub-Advisor shall not bear the cost of any expenses incurred by the Fund due to portfolio management decisions by the Sub-Advisor.

9. Books and Records. The Sub-Advisor agrees to maintain such books and records with respect to its services to the Fund as are required by Section 31 under the 1940 Act, and rules adopted thereunder, and to preserve such records for the periods and in the manner required by that Section, and those rules. The
Sub-Advisor also agrees that records it maintains and preserves pursuant to Rules 31a-1 and Rule 31a-2 under the 1940 Act with respect to the Fund are the property of the Trust and will be surrendered promptly to the Trust upon its request, except that the Sub-Advisor may retain copies of such documents as may be required by law. The Sub-Advisor further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of the Fund are being conducted in accordance with applicable laws and regulations. Each party shall make available to the others, upon reasonable request, copies of any books, records, and other relevant information relating specifically to the Fund that enables the requesting party to comply with its obligations under applicable federal or state rules or regulations, including Rule 38a-1 of the 1940 Act and Rule 206(4)-7 of the Advisers Act, that arise as a result of the Agreement. Each party shall cooperate fully to assist the others with any review or audit conducted by another party or a third party designated by another party, for the limited purpose of ensuring compliance with obligations under applicable federal or state laws that the parties become subject to as a result of the Agreement.

10. Aggregation of Orders. Provided the investment objectives, policies and restrictions of the Fund as provided to the Sub-Advisor in accordance with this Agreement are adhered to, the Fund agrees that the Sub-Advisor may aggregate sales and purchase orders of securities held in the Fund with similar orders being made simultaneously for other accounts managed by the Sub-Advisor or with accounts of the affiliates of the Sub-Advisor, if in the Sub-Advisor's reasonable judgment such aggregation shall result in an overall economic benefit to the Fund. The Fund acknowledges that the determination of such economic benefit to the Fund by the Sub-Advisor represents the Sub-Advisor's evaluation that the Fund may be benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination or a subset of these and other factors.

11. Liability. Neither the Sub-Advisor nor its officers, directors, members, employees, affiliates, agents or controlling persons shall be liable to the Trust, the Fund, its shareholders and/or any other person for the acts, omissions, errors of judgment and/or mistakes of law of any other fiduciary and/or other person with respect to the Fund.

Neither the Sub-Advisor nor its officers, directors, members, employees, affiliates, agents or controlling persons or assigns shall be liable for any act, omission, error of judgment or mistake of law (whether or not deemed a breach of this Agreement) and/or for any loss suffered by the Trust, the Fund, its shareholders, the Advisor, and/or any other person in connection with the matters to which this Agreement relates; provided that no provision of this Agreement shall be deemed to protect the Sub-Advisor against any liability to the Trust, the Fund, the Advisor,

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and/or its  shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement.

The Trust, on behalf of the Fund, hereby agrees to indemnify and hold harmless the Sub-Advisor, its directors, members, officers, employees, affiliates, agents and controlling persons (collectively, the "Indemnified Parties") against any and all losses, claims damages or liabilities (including reasonable attorneys fees and expenses), joint or several, relating to the Trust or the Fund, to which any such Indemnified Party may become subject under the Securities Act of 1933, as amended (the "1933 Act"), the Securities Exchange Act of 1934, the Advisers Act, the 1940 Act, or other federal or state statutory law or regulation, at common law or otherwise. It is understood, however, that nothing in this paragraph 11 shall protect any Indemnified Party against, or entitle any Indemnified Party to, indemnification against any liability to the Trust, the Fund or its shareholders to which such Indemnified Party is subject, by reason of its willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of any reckless disregard of its obligations and duties under this Agreement.

12. Services Not Exclusive. The services of the Sub-Advisor are not exclusive, and nothing in this Agreement shall prevent the Sub-Advisor from providing similar services to other investment advisory clients, including but not by way of limitation, investment companies or to other series of investment companies, including the Trust, or from engaging in other activities, provided such other services and activities do not, during the term of this Agreement, interfere in a material manner with the Sub-Advisor's ability to meet its obligations to the Fund hereunder. When the Sub-Advisor recommends the purchase or sale of a security for other investment companies and other clients, and at the same time the Sub-Advisor recommends the purchase or sale of the same security for the Fund, it is understood that in light of its fiduciary duty to the Fund, such transactions will be executed on a basis that is fair and equitable to the Fund. Except as permitted by law, in connection with purchases or sales of portfolio securities for the account of the Fund, neither the Sub-Advisor nor any of its directors, members, officers or employees shall act as a principal. If the Sub-Advisor provides any advice to its clients concerning the shares of the Fund, the Sub-Advisor shall act solely as investment counsel for such clients and not in any way on behalf of the Trust or the Fund.

The Sub-Advisor provides investment advisory services to numerous other investment advisory clients, including but not limited to other funds, and may give advice and take action which may differ from the timing or nature of action taken by the Sub-Advisor with respect to the Fund. Nothing in this Agreement shall impose upon the Sub-Advisor any obligations other than those imposed by law to purchase, sell or recommend for purchase or sale, with respect to the Fund, any security which the Sub-Advisor, or the shareholders, officers, directors, members, employees or affiliates may purchase or sell for their own account or for the account of any client.

13. Materials. Each of the Advisor, the Trust and the Fund shall not make any representations regarding the Sub-Advisor or any of its affiliates in any disclosure document, advertisement, sales literature or other promotional materials without prior written consent of the Sub-Advisor, which consent shall not be unreasonably withheld. If the Sub-Advisor has not notified the Advisor of its disapproval of sample materials within twenty (20) days after its receipt thereof, such materials shall be deemed approved. The Sub-Advisor will be provided with any Registration Statements containing references or information with respect to the Sub-Advisor prior to the filing of same with any regulatory authority and shall be afforded the opportunity to comment thereon.

14. Duration and Termination. This Agreement shall continue until September 30, 2009, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Board of Trustees or (ii) a vote of a "majority" (as defined in the 1940 Act) of the Fund's outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance is also approved by a majority of the Trustees who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

Notwithstanding the foregoing, this Agreement may be terminated: (a) at any time without penalty by the Fund upon the vote of a majority of the Trustees or by vote of the majority of the Fund's outstanding voting securities, upon sixty
(60) days' written notice to the Sub-Advisor; (b) by the Advisor at any time without penalty, upon sixty (60) days' written notice to the Sub-Advisor; or (c) by the Sub-Advisor at any time without penalty, upon sixty (60) days ' written notice to the Trust. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act).

The Agreement will terminate immediately upon written notification from the Advisor or the Trust if the Investment Management Agreement terminates with respect to the Fund.

15. Amendments. This Agreement may be amended at any time, but only by the mutual written agreement of the parties.

16. Proxies. Unless the Trust gives written instructions to the contrary, the Sub-Advisor shall vote all proxies solicited by or with respect to the issuers of securities invested in by the Fund. The Sub-Advisor shall maintain a record of how the Sub-Advisor voted and such record shall be available to the Trust upon its request. The Sub-Advisor shall use its good faith judgment to vote such proxies in a manner which best serves the interests of the Fund's shareholders. The Sub-Advisor may delegate proxy voting to a third-party company provided, however, that the Sub-Advisor remains liable for the proxy voting.

17. Notices. Any written notice required by or pertaining to this Agreement shall be personally delivered to the party for whom it is intended or shall be sent to such party by prepaid first class mail, electronic mail or facsimile, at the address or number stated below.

If to the Trust:

Forward Funds
433 California Street, 11th Floor
San Francisco, CA  94104
Facsimile: (415) 982-2566

If to the Sub-Advisor:

Pacific Investment Management Company LLC
840 Newport Center Drive
Newport Beach, CA 92660
Facsimile: (949) 920-1376
Attention:  General Counsel
Email: IMANotices@pimco.com
cc: Kwame Anochie, Account Manager
Email: kwame.anochie@pimco.com


If to the Advisor:

Forward Management, LLC
433 California Street, 11th Floor
San Francisco, CA 94104
Facsimile: (415) 982-2566


18. Confidential Information. Any information supplied by the Trust, the Fund or the Advisor, which is not otherwise in the public domain, in connection with the Fund or the Advisor is to be regarded as confidential and for use only by the Sub-Advisor and/or its agents, and only in connection with the Sub-Advisor's services under this Agreement. Any information supplied by the Sub-Advisor, which is not otherwise in the public domain, in connection with the performance of its duties hereunder is to be regarded as confidential and for use only by the Fund and/or its agents, and only in connection with the Fund and its investments. Any party in receipt of confidential information shall use reasonable precautions (substantially identical to those used in safeguarding of its own confidential information) to ensure that its directors, officers, employees and advisors abide by these confidentiality provisions.

19. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by the laws of the State of California, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or applicable orders of the SEC thereunder.

(b) Delivery of Form ADV. Concurrently with the execution of this Agreement, the Sub-Advisor is delivering to the Advisor and the Trust a copy of Part II of its current Form ADV. The Advisor and the Trust hereby acknowledge receipt of such copy.

(c) Captions. The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(d) Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(e) Agency Relationship. Nothing herein shall be construed as constituting the Sub-Advisor as an agent of the Trust or the Fund, except as otherwise contemplated herein.

(f) Prior Agreement. This Agreement supersedes any prior agreement relating to the subject matter hereof among the parties or their predecessors in interest.

(g) Counterparts. This Agreement may be executed in counterparts and by the different parties hereto on separate counterparts and by facsimile signature, each of which when so executed and delivered, shall be deemed an original and all of which counterparts shall constitute but one and the same agreement.

(h) Limited Liability of the Trust. The Sub-Advisor agrees that the Trust's obligations under this Agreement shall be limited to the Fund and its assets, and that the Sub-Advisor shall not seek satisfaction of any such obligation from the shareholders of the Fund nor from any Trustee, officer, employee or agent of the Trust.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the effective date above written.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

FORWARD FUNDS

By:      /s/ J. Alan Reid, Jr.
         -----------------------------------
Name:    J. Alan Reid, Jr.
Title:   President

FORWARD MANAGEMENT, LLC

By:      /s/ Mary Curran
         -----------------------------------
Name:    Mary Curran
Title:   Secretary

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:      /s/ Brent L. Holden
         -----------------------------------
Name:    Brent L. Holden
Title:   Managing Director

                                    EXHIBIT A

         Pursuant to paragraph 7 of the Agreement, the Fund will pay to the Sub-Advisor as compensation for the Sub-Advisor's services rendered, a Fee, computed and accrued daily and paid monthly in arrears at the annual rate of 0.25% of the average daily net assets of the Fund.

         The Fee shall be paid to the Sub-Advisor by the Fund and no fees shall be paid to the Advisor under the Agreement.